Corporate Trust Services
MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045
Tel: 410 884 2000
Fax: 410 715 2380
WELLS FARGO
U.S. Bank National Association
190 South LaSalle Street 7th Floor
Mail Code: MK-IL-SL7R
Chicago, Illinois 60603
RE: Annual Statement of Compliance
The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator
for the
CityScape-East Office Retail Loan Combination (in such capacities, "Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014
(the "reporting
period"):
(a)
A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing
Agreement(s)") has been made under my supervision; and
(b)
To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.
March 28, 2015
\s\ Brian Smith
Brian Smith
Vice President

To: U.S. Bank National Association
Schedule A
List of Servicing Agreement(s) and Series
Pooling and Servicing Agreement dated as of January 1, 2014 by and GS MORTGAGE
SECURITIES CORPORATION II, Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Master Servicer, LNR PARTNERS, LLC, as Special Servicer, PARK BRIDGE LENDER
SERVICES LLC, as Operating Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Certificate Administrator and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
relating to the series, GSMS 2014-GC18 Commercial Mortgage Pass-Through Certificates,
relating to the CityScape-East Office Retail Loan Combination, a pari passu portion of which is included in the Series CGCMT 2014-GC19 Commercial Mortgage Pass-Through Certificates
transaction.

To:
U.S. Bank National Association
Schedule B
Material Non-Compliance with Servicing Obligations
Not Applicable